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                                                                    EXHIBIT 12.1

                         MONITRONICS INTERNATIONAL, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
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                                                                            Fiscal Year Ended
                                              ------------------------------------------------------------------------------
                                              June 30, 1999   June 30, 2000   June 30, 2001    June 30, 2002   June 30, 2003
                                                (Restated)      (Restated)     (Restated)        (Restated)
                                              -------------   -------------   -------------    -------------   -------------

Fixed Charges as Defined:
     Deferred Finance Charges                          301             423           524             1,205           1,777
     Interest expense                               11,192          21,325        27,160            19,183          20,838
     Interest component of non-cancelable
        lease rent                                      67             100           176               209             220
                                                    ------          ------        ------            ------          ------
Total fixed charges (A)                             11,560          21,848        27,860            20,597          22,835

Earnings as Defined:
     Pretax income                                   4,452           3,441         2,392             7,911           8,580
     Add fixed charges                              11,560          21,848        27,860            20,597          22,835

                                                    ------          ------        ------            ------          ------
Earnings and fixed charges (B)                      16,012          25,289        30,252            28,508          31,415
Ratio of earnings to fixed charges (B/A)             1.39x           1.16x         1.09x             1.38x           1.38x
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